Exhibit 99.1

OncoGenex Regains Rights to Custirsen from Teva

BOTHELL Wash. and VANCOUVER, British Columbia, April 27, 2015 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced that its wholly owned subsidiary, OncoGenex Technologies Inc., executed a termination agreement with Teva Pharmaceuticals Ltd. (NYSE: TEVA) under which OncoGenex will regain rights to custirsen, an investigational compound currently in Phase 3 clinical development as a treatment for prostate and lung cancers. This transfer of rights occurs in connection with the termination of the 2009 collaboration agreement between OncoGenex and Teva.

“OncoGenex is excited to move forward with the clinical investigation of custirsen in patients with advanced cancers who desperately need new treatment options,” said Scott Cormack, President and CEO of OncoGenex. “The finalization of this agreement gives OncoGenex control of custirsen’s development, including the ability to move forward with plans to modify the ENSPIRIT trial design and statistical analysis plan to enable the trial to continue with fewer patients, increased confidence in success and shorter time to regulatory submission.”

The agreement between the two parties to terminate the collaboration includes a $23.2 million payment from Teva.

This payment reflects a $27 million advance reimbursement amount less $0.8 million for expenses incurred by Teva in 2015 prior to the termination date as well as a $3 million holdback amount that may be used to settle additional expenses incurred by Teva related to the continued development of custirsen as well as certain indemnity claims. One half of the then remaining balance of the holdback amount will be released to OncoGenex in October 2015, with a further half of the then remaining amount paid in January 2016. Any final remaining amount will be released in April 2016.

In addition, OncoGenex will take over responsibility for all custirsen expenses, including those related to the ENSPIRIT trial, as well as manufacturing and regulatory activities for custirsen programs that were previously managed by Teva.

The company recently reported that as of December 31, 2014, it had $47.1 million in cash, cash equivalents and short-term investments, excluding the advance reimbursement payment from Teva. OncoGenex expects that the $23.2 million payment from Teva and the Company’s current resources should enable the completion of the AFFINITY trial through data readout in late 2015 or early 2016, allow for the continuation of the ENSPIRIT trial through the second interim futility analysis expected in mid-2015, and facilitate the achievement of key apatorsen clinical milestones, such as the completion of patient enrollment in the Borealis-2™ trial and final data from the Spruce™ and Rainier™ clinical trials.

Additional terms of the agreement with Teva can be found in the Company’s Current Report on Form 8-K filed today and available at http://ir.oncogenex.com.

About Custirsen

Custirsen is an experimental drug that is designed to block the production of the protein clusterin, which may play a fundamental role in cancer cell survival and treatment resistance. Clusterin is upregulated in tumor cells in response to treatment interventions such as chemotherapy, hormone ablation and radiation therapy and has been found to be overexpressed in a number of cancers, including prostate, lung, breast and bladder. Increased clusterin production has been linked to faster rates of cancer progression, treatment resistance and shorter survival duration. By inhibiting clusterin, custirsen is designed to alter tumor dynamics, slowing tumor growth and resistance to partner treatments, so that the benefits of therapy, including survival, may be extended.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our anticipated product development activities, such as expected clinical trial completion, statements regarding the potential benefits and potential development of our product candidates and statements regarding our expected financial results, expected cash resources and expected cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that we will not receive some or all of the $3 million holdback under the termination agreement with Teva, the risk that the ENSPIRIT trial will be terminated prior to completion, either due to an interim finding of futility or due to us having insufficient funds to complete the study, the risk that we are unable to successfully complete other clinical trials or otherwise develop successful product candidates as and when expected, if at all, the risk that our product candidates do not demonstrate the hypothesized or expected benefits, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-2™, Rainier™ and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.